Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of May 15, 2023, by and among Shake Shack Inc., a Delaware corporation (the “Company”), and the persons and entities set forth on Exhibit A hereto (collectively, the “Engaged Group” and, for clarity, as applicable, including each member thereof acting individually). The Company and the Engaged Group are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 12 below.

RECITALS

WHEREAS, the Company and Engaged Capital, LLC, a member of the Engaged Group, have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Engaged Group is the beneficial owner of 1,961,422 shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock” and together with the Class B Common Stock of the Company, par value $0.001 per share, the “Common Stock”);

WHEREAS, on March 15, 2023, the Engaged Group provided notice to the Company (the “Nomination Notice”) of its intent to nominate candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”); and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to the composition of the Board and certain other matters as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.               Board Appointments, Committees and Related Matters.

(a)           Board Composition.

(i)               Following the execution of this Agreement, the Board and any applicable committees thereof shall take all necessary actions to appoint Jeffrey D. Lawrence to the Board to serve as a Class III director, with a term expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), in accordance with the Charter, the Bylaws and the DGCL. In addition, following the execution of this Agreement, the Board and the Engaged Group shall cooperate to jointly identify a candidate (the “Additional Independent Director” and, together with Mr. Lawrence, the “New Directors”) for appointment to the Board. Any Additional Independent Director candidate shall be subject to the review and approval of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board, shall be reasonably acceptable to the Engaged Group, and shall (unless waived by the Board) satisfy the Director Criteria. The Additional Independent Director shall serve as a Class II director of the Board. Following the joint identification of the Additional Independent Director, the Board and any applicable committees thereof shall take all necessary actions to appoint the Additional Independent Director as a member of the Board in accordance with the Charter, the Bylaws and the DGCL. To the extent the Additional Independent Director is appointed to the Board prior to the 2023 Annual Meeting, he or she shall be included on the Company’s slate of director nominees for election at the 2023 Annual Meeting with the other Class II directors, and the Company shall solicit proxies in favor of the election of, and otherwise support the election of, the Additional Independent Director in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees for election at the 2023 Annual Meeting (provided, that the Additional Independent Director will not be appointed to the Board during the period beginning on the filing of the Company’s definitive proxy statement for the 2023 Annual Meeting with the SEC and ending at the 2023 Annual Meeting). The Nominating Committee’s and the Board’s determination that any candidate is reasonably acceptable to them shall be subject to their review of a fully completed copy of the Company’s standard director & officer questionnaire submitted by the candidate and, if desired by the Nominating Committee or the Board, completion of a customary background check with respect to the candidate.

(ii)              The Board will consist of no more than eleven (11) members as of the conclusion of the 2024 Annual Meeting.

(b)           New Director Committee Appointments. Subject to the Company’s applicable corporate governance guidelines and New York Stock Exchange (“NYSE”) rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that, until the Termination Date (as defined below), the New Directors shall each be appointed to at least one standing committee of the Board, subject to his or her willingness to so serve. In addition, until the Termination Date and subject to the Company’s applicable corporate governance guidelines and NYSE rules and applicable laws, each of the New Directors shall be included in the Working Group (as defined below) so long as the Working Group exists, subject to his or her willingness to so serve. Further, subject to the Company’s applicable corporate governance guidelines and NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all action necessary to ensure that any new standing committee of the Board formed prior to the Termination Date shall include at least one New Director, subject to his or her willingness to so serve. Without limiting the foregoing, subject to the Company’s applicable corporate governance guidelines and NYSE rules and applicable laws, the Board shall give each New Director the same due consideration for membership to any committee of the Board as any other independent director.

(c)           Director Replacements. From the date of the appointment of the Additional Independent Director until the Termination Date, if the Additional Independent Director is no longer able to serve as a director for any reason, and so long as the Engaged Group continuously (from the date hereof through such date of determination) beneficially owns in the aggregate at least the lesser of (x) 3% of the then-outstanding shares of Class A Common Stock and (y) 1,182,151 shares of Class A Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Ownership Threshold”), then the Board and the Engaged Group shall cooperate jointly to identify a replacement director to fill the resulting vacancy and any such candidate shall (i) be subject to review and approval by the Nominating Committee and the Board and shall be reasonably acceptable to the Engaged Group and (ii) unless waived by the Board, satisfy the Director Criteria (any such replacement director, a “Replacement Director”). The Nominating Committee’s and the Board’s determination that any such replacement director candidate is reasonably acceptable shall be subject to their review of a fully completed copy of the Company’s standard director & officer questionnaire and, if desired by the Nominating Committee or the Board, completion of a customary background check with respect to the candidate; provided, that the Board and the Nominating Committee shall use reasonable efforts to complete any such review as promptly as reasonably practicable and shall make any such determination in good faith. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any committee of the Board of which the replaced director was a member immediately prior to such director’s departure from the Board, and, if the qualifications for such committee(s) are met and he or she is willing to so serve, shall appoint such Replacement Director to such committee(s) or, if the qualifications for such committee(s) are not met, shall appoint the Replacement Director to another committee of the Board for which such Replacement Director shall possess the relevant qualifications and to the extent permissible under the Company’s applicable corporate governance guidelines and NYSE rules and applicable laws and he or she is willing to so serve. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be the Additional Independent Director for all purposes under this Agreement. The Engaged Group shall promptly notify the Company upon failing to satisfy the Ownership Threshold at any time. The Engaged Group shall cease to have any rights pursuant to this Section 1(c) immediately upon ceasing to satisfy the Ownership Threshold.

(d)           Additional Agreements.

(i)               Effective upon the execution and delivery of this Agreement, the Engaged Group hereby irrevocably withdraws the Nomination Notice.

(ii)              While the Additional Independent Director serves as a member of the Board, he or she shall receive compensation (including equity based compensation, if any) for Board and committee meetings attended, an annual retainer, benefits (including expense reimbursements), director and officer insurance and any indemnity and exculpation arrangements on the same basis as all other non-employee directors of the Company in accordance with the Company’s Third Amended & Restated Non-Employee Director Compensation Policy (as the same may be amended, supplemented or otherwise modified) and other Company Policies.

(iii)             The Company agrees that the Board and all applicable committees of the Board shall take all actions reasonably necessary, effective no later than immediately prior to the execution of this Agreement with respect to Mr. Lawrence and no later than immediately prior to his or her appointment with respect to the Additional Independent Director, to determine, in connection with his or her initial appointment as a director, that each New Director is deemed to be (A) a director whose election by the Board or nomination for election was approved by a vote of at least a majority of the directors then still in office (which approving directors also satisfy such requirements) or is otherwise deemed to satisfy any similar concept (i.e., any “incumbent director” or similar concept) to the extent applicable, in each case, under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures, material agreements (“Documents”), or any other related plans or agreements that refer to any such Document’s definition of “change in control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “change in control” or any similar term under the Documents, in each case for clauses (A) and (B), to the extent permitted under each Document.

(iv)             Promptly following the execution of this Agreement, the Board shall take all necessary action to establish a working group of no more than four (4) directors to be designated by the Board, which shall include each of the New Directors (with respect to the Additional Independent Director, beginning with his or her appointment to the Board) if they are willing to so serve (the “Working Group”). The Working Group shall identify and engage a consultant to the Company (the “Consultant”), which Consultant shall advise the Company on certain matters relating to the operations of the Company as may be determined by the Working Group. The Working Group shall consider in good faith recommendations by the Engaged Group as to the consulting firm to be engaged as the Consultant; provided, any decision with respect to the engagement of the Consultant shall be made in the sole discretion of the Working Group. The scope of the work of the Consultant shall be defined by the Working Group and the following areas will be evaluated within that scope: restaurant operations, supply chain and procurement costs, real estate selection and build costs and general and administrative expense efficiency. The Engaged Group agrees (a) not to attempt to directly or indirectly obtain any confidential information from the Consultant or otherwise relating to the engagement of the Consultant or any work or services related thereto or otherwise provided by the Consultant (it being understood that the foregoing shall not restrict the Engaged Group from making inquiries to the Company with respect to the status of the retention of the Consultant and the identity thereof) and (b) that the Company and the Consultant shall have no obligation to make any such information available to the Engaged Group; provided, that notwithstanding the foregoing, the Company shall promptly disclose to the Engaged Group the identity of the Consultant following the selection thereof.

(v)             Effective concurrently with the execution and delivery of this Agreement, the Company and the other parties to the Stockholders Agreement shall amend the Stockholders Agreement to modify the nomination and Board designation rights of the Meyer Stockholders (as defined in the Stockholders Agreement) set forth in Section 2.1(b) of the Stockholders Agreement to read as follows:

“For so long as the Meyer Stockholders hold a number of shares of Common Stock representing at least the percentage of shares of Common Stock held by such Meyer Stockholders as of the Closing shown below, the Company and the Principal Stockholders shall use their reasonable best efforts to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Meyer Stockholders (each, a “Meyer Stockholder Designee”) that, if elected, will result in the number of Meyer Directors serving on the Board of Directors that is shown below.

Percentage	Number of Directors
50% or greater	3
Less than 50% but greater than or equal to 33%	2
Less than 33% but greater than or equal to 20%	1
Less than 20%	0

The rights of the Meyer Stockholders to designate Meyer Stockholder Designees shall terminate immediately following the conclusion of the Company’s 2025 annual meeting of stockholders.”

(vi)             The Company agrees to hold the 2023 Annual Meeting no later than July 15, 2023.

Section 2.              Voting Commitment. Until the Termination Date, the Engaged Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock and Voting Securities beneficially owned, directly or indirectly, by the Engaged Group or such Affiliates and Associates (of which the Engaged Group or such Affiliate or Associate has the right or ability to vote) at such Stockholder Meeting (a) in favor of the nominees for director recommended by the Board and (b) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than as related to the election or removal of directors), the Engaged Group shall be permitted to vote in accordance with ISS’s recommendation; provided, further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

Section 3.              Standstill. Until the Termination Date, the Engaged Group shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others, in each case without the prior written waiver authorized by the Board:

(a)           (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or other Synthetic Equity Interests, or otherwise, directly or indirectly (the taking of any such action, an “Acquisition”), ownership (including beneficial ownership) of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or any of its Affiliates and Associates holds, directly or indirectly, in excess of 10% of the Voting Securities (including notional shares associated with Synthetic Equity Interests), (ii) acquire, cause to be acquired or offer, seek or agree to acquire, whether by purchase or otherwise, directly or indirectly, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek or agree to acquire, directly or indirectly, ownership (including beneficial ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in the case of this clause (iii), other than securities of the Company permitted by the foregoing clauses (i) or (ii);

(b)           except as otherwise expressly provided in Section 1, (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, initiate, or knowingly encourage or participate in any request, to call a Stockholder Meeting or to act by written consent, (v) publicly seek to amend any provision of the Charter, the Bylaws, the Stockholders Agreement or other stockholder agreement or governing documents of the Company (each as may be amended from time to time), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company;

(c)           solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, initiate, or knowingly assist, advise, encourage or influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Engaged Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 2;

(d)           (i) grant any proxy, consent or other authority to vote with respect to any matters other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting (excluding any director candidates or proposals of any person other than the Board (e.g., pursuant to the universal proxy rules) included in the Company’s proxy card) or as otherwise permitted by the provisos in Section 2 or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e)           knowingly encourage, advise or influence any person or knowingly assist or direct any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or consistent with the Engaged Group’s obligations set forth in Section 2 with respect to an Extraordinary Transaction;

(f)            without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, suggest or recommend, or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly, any Extraordinary Transaction; provided, however, that nothing in this Section 3 shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(g)           form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof; provided, however, that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees with the Company to be bound by the terms and conditions of this Agreement);

(h)           make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, however, that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(i)            make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the DGCL or otherwise;

(j)            enter into or acquire any Short Interests or otherwise engage in any short selling of any of the Company’s securities;

(k)           knowingly transfer any Common Stock or other Voting Securities of the Company to (i) any Activist Investor or (ii) any person who, as a result of such transfer, will beneficially own 5% or greater of the issued and outstanding shares of Common Stock or other class of Voting Securities of the Company;

(l)            except as expressly permitted by Section 3(c) with respect to an Extraordinary Transaction, (i) take any public action (including speaking to reporters or members of the media, directly or indirectly (whether “on the record” or “on background” or “off the record”)), including a public communication to stockholders, in support of, or make any proposal or request that constitutes (or relates to): (A) controlling or changing, or intending to influence, the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) controlling or changing, or intending to influence, the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (C) controlling or changing, or intending to influence, the Company’s management, business strategy, operations or corporate structure; (D) seeking to have the Company or any other party waive or make amendments or modifications to the Charter, the Bylaws, the Stockholders Agreement or other stockholder agreement or governing documents of the Company (each as may be amended from time to time); (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or (ii) engage in any private communications campaigns or any coordinated activity with other stockholders relating to any of the foregoing clauses (i)(A)-(F) even if conducted privately; or

(m)          enter into any discussion, negotiation, agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage, assist, solicit, seek, or seek to cause any person to undertake any action inconsistent with this Section 3.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 3 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, the Engaged Group or any person, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 6, (iii) making any public disclosure necessary to comply with any Legal Requirement or (iv) making a presentation or responding to questions regarding the Company in the ordinary course of business of the Engaged Group at an investor conference to the extent (x) in the case of a presentation, the substantive content of such presentation has been consented to in advance by the Company in writing (and the Company agrees to consider any such request for consent in good faith), and (y) in a manner that does not otherwise violate this Section 3 or Section 6. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties under applicable law as directors of the Company.

Section 4.              Representations and Warranties of All Parties and the Company. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party. For the avoidance of doubt, the Company represents and warrants to the Engaged Group that the Company has received all necessary consents and approvals from the Meyer Stockholders and, to the extent necessary, the other parties to the Stockholders Agreement, to take the actions specified in this Agreement and to perform the Company’s obligations hereunder.

Section 5.              Representations and Warranties of the Engaged Group. The Engaged Group represents and warrants to the Company that, as of the date hereof: (a) the Engaged Group collectively beneficially owns an aggregate of 1,961,422 shares of Common Stock and has economic exposure to an additional 650,397 shares of Common Stock in the form of certain cash-settled total return swap agreements, (b) except as set forth in the preceding clause (a), no member of the Engaged Group, individually or in the aggregate with any of their Affiliates or Associates, has any other beneficial ownership of, or economic exposure to, any shares of Common Stock, nor does it currently have, or have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any Synthetic Equity Interests, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (c) the Engaged Group does not own any Short Interests in the Company, nor do any of its Affiliates or Associates and (d) the Engaged Group does not own any debt securities or other interest in any indebtedness of the Company, nor do any of its Affiliates or Associates. In addition: (i) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the Additional Independent Director or any Replacement Director in connection with such person’s appointment to, or service as a director on, the Board, and (ii) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the Additional Independent Director or any Replacement Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.

Section 6.              Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, until the Termination Date, or if earlier, until such time as the other Party or (a) any of its Affiliates or Associates, or (b) its or their respective directors, officers, employees, partners, members, managers, legal or other advisors and agents, acting in a capacity on behalf of, in concert with or at the direction of such other Party or its Affiliates or Associates (the persons in clauses (a) and (b), “Representatives”) shall have breached this Section 6, neither it nor any of its Representatives shall make, or cause to be made, by press release or other public statement to the press or media, any public statement that constitutes an ad hominem attack or disparages, calls into disrepute or otherwise defames, slanders or criticizes the other Party or the business of such Party, the other Party’s current or former directors (including, with respect to the Company, the New Directors), officers or employees, the other Party’s subsidiaries or the business of those subsidiaries. The foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by Legal Requirement.

Section 7.              No Litigation.

(a)           Each Party agrees that, until the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim, action or proceeding before any court or government or self-regulatory agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities).

(b)           The restrictions set forth in Section 7(a) shall not apply to (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement or (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates. Further, Section 7(a) shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party or any of its Representatives, provided, however, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Engaged Group from exercising statutory appraisal rights, if any, with respect to the Company. Each Party represents and warrants that neither it nor any assignee of such Party has filed or initiated any Legal Proceeding against or otherwise pertaining to the other Party.

Section 8.               Press Release and SEC Filings.

(a)           No later than two (2) Business Days following the execution of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Engaged Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

(b)           The Engaged Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of the Engaged Group on such Form 8-K. The Form 8-K shall be consistent with the terms of this Agreement and the Press Release.

(c)           In the event the Engaged Group becomes obligated to make any filings with the SEC with respect to this Agreement (or the Company, but solely with respect to matters relating to this Agreement), the Company shall be given a reasonable opportunity to review and comment on any such filing and the Engaged Group shall give good faith consideration to any comments of the Company on such filing. Any such filing shall be consistent with the terms of this Agreement and the Press Release.

Section 9.              Confidentiality. The Engaged Group acknowledges and agrees that the Additional Independent Director shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company. The Engaged Group further acknowledges and agrees that the Additional Independent Director shall not share any confidential information about the Company with the Engaged Group without the Board’s consent, and the Engaged Group shall not seek to obtain any confidential information from the Additional Independent Director.

Section 10.            Affiliates and Associates. The Engaged Group agrees (a) to cause its Affiliates and Associates to comply with the terms of this Agreement and (b) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of any member of the Engaged Group, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Engaged Group.

Section 11.             Termination.

(a)           Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earliest to occur of (i) 30 calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2024 Annual Meeting, (ii) 120 calendar days prior to the first anniversary of the 2023 Annual Meeting or (iii) the consummation of an Extraordinary Transaction (the effective date of termination, the “Termination Date”); provided, however, that if the Additional Independent Director has not been appointed by the Board by July 31, 2023, either Party may terminate this Agreement (provided that neither Party may terminate this Agreement as a result of this proviso if it is then in material breach of this Agreement, or has breached this Agreement in a way that is the primary cause of the failure to have appointed the Additional Independent Director to the Board by such date).

(b)           If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.

(c)           Notwithstanding the foregoing terms of this Section 11, Section 1(a)(ii) and Section 11 through Section 24 shall survive the termination of this Agreement.

Section 12.             Certain Defined Terms. For purposes of this Agreement:

(a)           “Activist Investor” means, as of any date of determination, a person that has, directly or indirectly, whether individually or as a member of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), within the five-year period immediately preceding such date of determination, (i) called or publicly sought to call a meeting of stockholders or other equityholders of any public company, (ii) publicly initiated any proposal for action by stockholders or other equityholders of any public company, which such action was (at any point after the announcement thereof) publicly opposed by the board of directors (or similar governing body) of such public company, (iii) publicly sought (A) election to, or to place a director or representative on, the board of directors (or similar governing body) of any public company (including by nominating any Person for such election) or (B) the removal of a director or other representative from such board of directors (or similar governing body) of any public company, in each case, which election or removal was not recommended or approved publicly (at the time such election or removal was first sought) by the board of directors (or similar governing body) of such public company or (iv) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

(b)           “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Engaged Group, as applicable, and the term “Affiliate” shall not include any publicly-traded portfolio company of the Engaged Group; provided, further, that, for purposes of this Agreement, the Engaged Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Engaged Group;

(c)           “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act;

(d)           “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law;

(e)           “Bylaws” means the Second Amended and Restated Bylaws of the Company (as may be amended from time to time);

(f)            “Charter” means the Amended and Restated Certificate of Incorporation of the Company (as may be amended from time to time);

(g)           “DGCL” means the Delaware General Corporation Law;

(h)           “Director Criteria” means that a person (i) qualifies as “independent” pursuant to the independence requirements of the New York Stock Exchange, applicable SEC rules and regulations and the Company’s applicable corporate governance guidelines and policies, (ii) qualifies to serve as a director under the DGCL, (iii) is not an Affiliate, Associate, employee or principal of either the Company or the Engaged Group and (iv) has the relevant experience to be a director of the Company, including relevant experience in the restaurant industry.

(i)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(j)            “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, results in a change in control of the Company or the sale of all or substantially all of its assets;

(k)           “SEC” means the U.S. Securities and Exchange Commission;

(l)            “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(m)           “Stockholders Agreement” means that certain Stockholders Agreement, dated February 4, 2015 and amended on October 8, 2015, May 11, 2017 and October 16, 2018, by and among the Company, SSE Holdings, LLC and the other signatories thereto as it may be further amended, supplemented or otherwise modified in accordance with its terms;

(n)           “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof;

(o)           “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

(p)           “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party; and

(q)           “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) the phrase “to the extent” means the degree to which something extends, and not merely “if”.

Section 13.             Injunctive Relief; Fees.

(a)           Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b)           If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 14.            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 15.            Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon delivery when sent by e-mail (provided, however, that no automatically generated “undeliverable” or similar message is received in respect of the e-mail transmission) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Shake Shack Inc.

225 Varick Street, Suite 301

New York, New York 10014

Attention:   Ronald Palmese, Jr.

Email: rpalmese@shakeshack.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     Joshua R. Cammaker

Jenna E. Levine

Email:      JRCammaker@wlrk.com

                JELevine@wlrk.com

If to the Engaged Group:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, California 92660

Attention: Glenn W. Welling

Email: glenn@engagedcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:   Ryan Nebel

Email:           rnebel@olshanlaw.com

Section 16.            Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall, within seven (7) Business Days of the execution of this Agreement, reimburse the Engaged Group in the amount of $350,000 for its out of pocket fees and expenses incurred in connection with the negotiation and entry into this Agreement and the matters related thereto.

Section 17.            Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 18.            Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 19.            No Waiver. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Section 20.            Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 21.            Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 22.            No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 23.           Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 24.            Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

SHAKE SHACK INC.

By:	/s/ Ronald Palmese Jr.
Name:	Ronald Palmese, Jr.
Title:	Chief Legal Officer

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

ENGAGED CAPITAL:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Director

ENGAGED CAPITAL CO-INVEST XV, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

ENGAGED CAPITAL CO-INVEST XV-A, LP

By:	Engaged Capital, LLC
General Partner

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name: Glenn W. Welling
Title: Sole Member

/s/ Glenn W. Welling
GLENN W. WELLING

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

Exhibit A

Engaged Capital Flagship Master Fund, LP

Engaged Capital Flagship Fund, LP

Engaged Capital Flagship Fund, Ltd.

Engaged Capital Co-Invest XV, LP

Engaged Capital Co-Invest XV-A, LP

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Glenn W. Welling

Exhibit B

Press Release

Shake Shack Enters Into Cooperation Agreement with Engaged Capital

Appoints Jeffrey D. Lawrence to its Board of Directors

Agrees to Add One Additional Mutually Agreed Director with Restaurant Operations Experience

Company to Engage Operational Consulting Firm and Enhance Corporate Governance

New York, May 16, 2023 – Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that it has entered a cooperation agreement (the “Cooperation Agreement”) with Engaged Capital, LLC (“Engaged Capital”). As part of the Cooperation Agreement, Shake Shack appointed Jeffrey D. Lawrence to its Board as an independent director, effective immediately. The Company will also work with Engaged Capital to identify an additional mutually agreed upon independent director to appoint to the Shake Shack Board with restaurant operations experience. The Company also agreed to take other actions that both the Company and Engaged Capital believe are in the best interests of the Company and its stockholders.

Randy Garutti, Shake Shack’s CEO, commented, “We appreciate our constructive dialogue with Engaged Capital and believe the appointment of Jeff and another new director will benefit our Company and stockholders. We are executing our strategic plan and share Engaged Capital’s view that Shake Shack can drive additional profit growth. We look forward to continuing to increase stockholder value.”

Lawrence, former CFO of Domino’s Pizza Inc., brings strong financial management, business operations, and transformation expertise from leading restaurant and consumer-facing companies. While at Domino’s, he guided the company’s digital transformation and international expansion. Lawrence currently serves as CFO of technology company ShiftKey.

“Jeff is a seasoned leader in the restaurant industry, and we are excited to welcome him to the Board,” said Danny Meyer, Chairman of the Board. “It became clear that Jeff is an ideal addition to our Board after an extensive search that began in January 2023 led by the Nominating & Corporate Governance Committee of the Board. Given his expertise in scaled operations, digital and international expansion, as well as his strong financial leadership experience, we believe he will be able to make immediate and impactful contributions to Shake Shack. I am also pleased that we reached an agreement with Engaged Capital, one of our largest stockholders, that I believe will further our mutual goal of enhancing stockholder value.”

Pursuant to the Cooperation Agreement, Shake Shack has agreed to retain a consulting firm to support its ongoing operational initiatives to improve restaurant execution, cost structure and profitability, and Danny Meyer and certain of his affiliates have agreed to step down their director designation rights over time.

“We are pleased to have aligned with the Board on a constructive path forward to helping Shake Shack achieve its potential. Due to its strong brand, elevated product and uplifting guest experience, Shake Shack has a unique opportunity for substantial profitable growth. Jeff and an additional director with expertise successfully scaling profitable restaurant concepts will be tremendous additions to the Board as the company continues to improve the guest experience, Shack and company profitability and returns on capital,” commented Glenn W. Welling, Founder and Chief Investment Officer at Engaged Capital.

"I am honored to join the Board of such an outstanding global brand, a brand whose mission to Stand for Something Good resonates strongly with me. I have long admired Shake Shack and could not be more excited to partner with Danny, Randy and the rest of the team to continue to build real and sustainable value for all of our important stakeholders,” said Jeff Lawrence.

Engaged Capital has agreed to abide by certain customary standstill and voting commitments in connection with the Cooperation Agreement and will support the Board’s full slate of directors at the 2023 Annual Meeting of Stockholders. The agreement will be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to the Current Report on Form 8-K.

Jeffrey Lawrence Bio

Jeffrey (Jeff) D. Lawrence has more than 25 years of leadership experience with particular expertise in the consumer retail and restaurant industries globally as well as in digital and technological transformations, franchising and financial strategy. Mr. Lawrence is currently the Chief Financial Officer of ShiftKey, a technology-enabled marketplace connecting licensed professionals to the future of work. Mr. Lawrence previously served as Chief Financial Officer of FIGS, Inc., where he led its successful initial public offering and partnered to grow significant shareholder value during his tenure. Mr. Lawrence previously spent more than 20 years at Domino’s Pizza, Inc., the leader in the global pizza industry, including five years as Executive Vice President & Chief Financial Officer. Mr. Lawrence was instrumental in Domino’s successful initial public offering, then the largest restaurant IPO ever, as well as the ground-breaking turnaround of the brand including the technological transformation, global expansion and dramatic increase in store level profitability, all of which led to best-in-class shareholder returns for more than a decade. Mr. Lawrence previously served on the Board of Directors of Domino’s master franchisee in China. Mr. Lawrence began his career in public accounting and is a certified public accountant (registered status) in the State of Michigan. Mr. Lawrence holds an MBA with High Distinction from the Ross School of Business at the University of Michigan as well as a BBA (summa cum laude) from Wayne State University.

About Shake Shack

Shake Shack serves elevated versions of American classics using only the best ingredients. It’s known for its delicious made-to-order Angus beef burgers, crispy chicken, hand-spun milkshakes, house-made lemonades, beer, wine, and more. With its high-quality food at a great value, warm hospitality, and a commitment to crafting uplifting experiences, Shake Shack quickly became a cult-brand with widespread appeal. Shake Shack’s purpose is to Stand For Something Good®, from its premium ingredients and employee development, to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to over 450 locations systemwide, including over 290 in 32 U.S. States and the District of Columbia, and over 150 international locations across London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

About Engaged Capital

Engaged Capital, LLC (“Engaged Capital”) is an investment advisor with a private equity-like investing style in the U.S. public equity markets. Engaged Capital seeks to help build sustainable businesses that create long-term stockholder value by engaging with and bringing an owner’s perspective to the managements and boards of undervalued public companies and working with them to unlock the embedded value within their businesses. Engaged Capital focuses on delivering superior, long-term, risk-adjusted returns for its limited partners. Engaged Capital was established in 2012 and is based in Newport Beach, California. Learn more at www.engagedcapital.com.

Media:

Meg Davis, Shake Shack

mcastranova@shakeshack.com

or

Lex Suvanto or Nora Flaherty, Edelman Smithfield

shakeshack@edelmansmithfield.com

Investor Relations:

Melissa Calandruccio, ICR

Michelle Michalski, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com

Source: Shake Shack Inc.